UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 3, 2010

BIOSPHERE MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23678	04-3216867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Hingham Street Rockland, Massachusetts	02370
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 681-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.              Submission of Matters to a Vote of Security Holders.

On September 3, 2010, BioSphere Medical, Inc. (“BioSphere”) held a special meeting of stockholders to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 2010, by and among BioSphere, Merit Medical Systems, Inc. (“Merit Medical”), a Utah corporation, and Merit BioAcquisition Co., a Delaware corporation and wholly owned subsidiary of Merit Medical.  As previously announced, pursuant to the Merger Agreement, Merit BioAcquisition Co. will be merged with and into BioSphere (the “Merger”), and BioSphere will become a wholly owned subsidiary of Merit Medical.  If the Merger is completed, BioSphere shareholders will be entitled to receive $4.38 in cash, without interest and less any applicable withholding taxes, for each share of BioSphere common stock owned by them as of the date of the Merger (assuming the prior conversion of all outstanding shares of BioSphere series A preferred stock into shares of the BioSphere common stock).

As of August 2, 2010, which was the record date for the special meeting, 18,768,618 shares of BioSphere capital stock were issued and outstanding.  A quorum was present for the special meeting.

The proposal to adopt the Merger Agreement was approved by BioSphere’s stockholders.  The results of the vote on this proposal were:

Votes For	Votes Against	Abstain
17,194,194	205,851	3,000

Item 8.01.              Other Events.

Also, in connection with the Merger, BioSphere has received notices from all holders of its series A preferred stock electing to convert all such shares into shares of BioSphere common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2010	BIOSPHERE MEDICAL, INC.

	By:	/s/ Martin J. Joyce
Martin J. Joyce
Executive Vice President
and Chief Financial Officer